D-Wave CEO Dr. Alan Baratz Discusses Company’s Technical and Commercial Momentum on Fox Business’ The Claman Countdown
PALO ALTO, Calif. – May 12, 2025 -- D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services, announced that CEO Dr. Alan Baratz was interviewed on Fox Business’ The Claman Countdown on Friday, May 9, 2025, where he discussed the company’s recent technical and commercial achievements.
During the interview, Dr. Baratz discussed D-Wave’s recent quantum supremacy demonstration, which showed that its Advantage2 quantum computer outperformed one of the world’s most powerful supercomputers on a complex real-world materials simulation problem. He noted that “that work caught the attention of the supercomputer community and national labs around the world with a realization that these systems could be used to do some very interesting deep research into new areas.” He further noted that “these (system sales) are long lead time sales cycles because of the fact that systems are quite pricey, anywhere from $20-$40 million for a system.”
D-Wave believes that annealing quantum computing is emerging as the critical accelerant to commercial adoption of quantum computing. The technology is uniquely suited for real-world optimization problems, which are widespread throughout the modern enterprise.
Fox Business’ The Claman Countdown captures the chaos of the last hour on Wall Street. A replay of the interview with Dr. Baratz can be viewed here: https://video.foxbusiness.com/v/6372592140112
About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. We are the world’s first commercial supplier of quantum computers, and the only company building both annealing and gate-model quantum computers. Our mission is to help customers realize the value of quantum, today. Our 5,000+ qubit Advantage™ quantum computers, the world’s largest, are available on-premises or via the cloud, supported by 99.9% availability and uptime. More than 100 organizations trust D-Wave with their toughest computational challenges. With over 200 million problems submitted to our Advantage systems and Advantage2TM prototypes to date, our customers apply our technology to address use cases spanning optimization, artificial intelligence, research and more. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contacts:
D-Wave
Alex Daigle
media@dwavesys.com

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